UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

February 9, 2015

Date of Report (Date of earliest event reported)

PLANET PAYMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35699	13-4084693
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

670 Long Beach Blvd., Long Beach, NY	11561
(Address of principal executive offices)	(Zip Code)

(516) 670-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On February 9, 2015, Philip Beck tendered his resignation as a Class III director and Chairman of the Board of Directors (the “Board”) of Planet Payment, Inc. (the “Company”), effective immediately.

As a result, the Board decreased the Board size to five directors and reduced the size of Class III to one director and also appointed Carl J. Williams as Chairman of the Board, in each case effective February 9, 2015.

On February 10, 2015, the Company issued a press release announcing the resignation of Mr. Beck from the Board.  The press release is being attached as Exhibit 99.01 to this Current Report on Form 8-K.

(e)

On February 9, 2015, the Company and Mr. Beck entered into an agreement (the “Amendment Agreement”) regarding amendments to certain of Mr. Beck’s outstanding equity awards and the separation agreement entered into on February 19, 2014 (the “Separation Agreement”).  The Amendment Agreement makes the following amendments:

•                  The vesting of 11,583 shares of a restricted stock grant of 23,166 shares made to Mr. Beck on August 15, 2014 will be accelerated.  Pursuant to the Amendment Agreement, the Company will exercise its option to repurchase 11,583 unvested shares at an aggregate purchase price of $1.00.

•                  Certain service requirements for the vesting of the remainder of Mr. Beck’s existing restricted stock grants were removed, without any change in the underlying performance targets.

•                  Any and all consulting arrangements between the Company and Mr. Beck are terminated.

The terms of the Separation Agreement and equity grants that are not amended by the Amendment Agreement remain in effect.

The foregoing description of the Amendment Agreement is qualified in its entirety by reference to the full text of the Amendment Agreement, which will be filed with the Company’s next Annual Report on Form 10-K.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Exhibit Title
99.01	Press release announcing the resignation of Philip Beck

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANET PAYMENT, INC.

Date: February 10 , 2015	By:	/s/ Graham N. Arad
		Name:	Graham N. Arad
		Title:	Director, Senior Vice President,
General Counsel